SUPER MICRO COMPUTER, INC. MEMORANDUM REGARDING DISCLOSURE AND USE OF MATERIAL NON-PUBLIC INFORMATION TO: All Employees and Consultants DATE: March 28, 2007 [revised August 23, 2018, October 28, 2020 and April 26, 2023] This memorandum provides a summary of the key provisions of the Company’s insider trading policy (the “Policy”), a copy of which is attached hereto. All employees and consultants are required to read and confirm their understanding of, and agreement to comply with, the Policy. The Company regularly is involved in matters that are sensitive in nature and important to the Company, its employees and its stockholders. Federal securities laws impose certain obligations on the Company regarding the disclosure of material information (as defined below in Section I and in Section VI.A of the Policy) to the public as well as certain prohibitions on trading in the Company’s securities by any person in possession of non-publicly disclosed material information regarding the Company (which is known as material non- public information. The Company has established the following policies and procedures applicable to all of its employees and consultants that are meant to help prevent employees and consultants from inadvertently violating federal securities laws. I. Maintaining Confidential Information Premature or otherwise unauthorized disclosure of material information relating to the Company will adversely affect the Company’s ability to discharge effectively its disclosure obligations under federal securities laws. Each employee of the Company, therefore, must maintain the confidentiality of the Company’s material inside information. “Material” inside information includes any non-publicly disclosed information that would influence a reasonable investor to buy or sell the Company’s stock or is likely to affect the market price of the stock.1 Some examples of “material” information are: • financial performance, including periodic earnings; • significant mergers and acquisitions; • major personnel changes; • labor negotiations; • significant strategic and technology agreements; • significant price changes on key products/services; • significant changes in operations; • major marketing changes; and 1 The terms “inside information” and “non-public information” are used interchangeably in this memorandum,

2 • lawsuits that may result in substantial liability to the Company; • substantial contracts not in the ordinary course of business. Employees of the Company must treat all corporate information with discretion and discuss confidential information only with those Company employees who have a right and need to know such information to perform their job responsibilities. Do not discuss confidential information with friends, relatives and acquaintances. II. Designated Spokesperson The Company has designated its Chief Executive Officer and its Chief Financial Officer, as the spokespersons for the Company. No other employees of the Company are authorized to speak on behalf of the Company with respect to corporate actions affecting the Company or rumors relating to the Company; therefore, unless you have been expressly authorized to make such disclosure, if you receive any inquiry from a third party (whether a securities analyst, a member of the media or other person) regarding the Company, you must immediately refer the inquiry to the Chief Executive Officer or the Chief Financial Officer without further comment. Employees are prohibited from posting messages about the Company or its securities in Internet chat rooms or bulletin boards, whether under actual or fictitious names. III. Trading on Material Inside Information General. No employee of the Company may legally buy, sell, purchase options in or otherwise trade in the Company’s securities if such employee possesses material non-public information about the Company. Any person who trades on material inside information, as well as any person who has “tipped” others of material inside information, and any persons who have received such information (“tippees”), may be subject to civil penalties, including disgorgement of the profit made or the loss avoided by the trading, additional payment of up to three times the profit gain or losses avoided, and criminal penalties, including up to 20 years in prison and fines of up to $5 million. Any employee of the Company who engages in such illegal conduct is subject to immediate termination of employment. In addition, the Company (and its executive officers and directors) could itself face penalties of the greater of $1 million or three (3) times the profit gained or loss avoided as a result of an employee’s violation and/or a criminal penalty of up to $25 million for failing to take steps to prevent insider trading. Trading Policy. Given the severity of the penalties for insider trading violations and the difficulty in determining whether undisclosed information is significant enough to cause an insider trading violation, the Company has adopted a trading policy, including a “trading window,” for all of its directors, executive officers and employees to prevent inadvertent violations of the insider trading rules. The Company’s directors, executive officers and employees that are Insiders may trade in the Company’s stock only during a period commencing after the close of trading on the second full trading day after the public release of the Company’s quarterly financial results and ending at the close of trading on the last day of the month preceding the last month in each fiscal quarter2 (the “Trading Window”). The Company may also require that some or all employees suspend trading during special

3 “blackout periods,” even when the Trading Window would otherwise be open, due to material developments that have not been publicly disclosed. Because the investing public often associates such blackout periods with material developments, the imposition of a blackout period must be kept strictly confidential by employees. Finally, the trading policy prohibits any employee from short selling the Company’s stock, selling “against the box” or trading in publicly traded options related to the Company’s stock. Transactions of this type can harm the Company by sending inappropriate and potentially misleading signals about the Company’s performance and future prospects. The Company strongly discourages employees from establishing or using a margin account with a broker-dealer for the purpose of buying or selling Company stock. A complete copy of the Policy is attached. Please read it carefully. Any question regarding the applicability of these policies in general, or their applicability to the facts of a specific case, should be directed to the Company’s Chief Financial Officer, who shall serve as the insider trading Compliance Officer (the “Compliance Officer”). The failure to observe these policies can be the basis for discipline and/or immediate termination of employment.

SUPER MICRO COMPUTER, INC. INSIDER TRADING POLICY I. Trading in Company Securities While in Possession of Material Non-public Information is Prohibited The purchase or sale of securities by any person who possesses material non-public information is a violation of federal and state securities laws. Furthermore, to avoid allegations or claims of insider trading violations, it is important that the appearance, as well as the fact, of trading on the basis of material non-public information be avoided. Therefore, it is the policy of Super Micro Computer, Inc. (the “Company”) that any person subject to this Policy who possesses material non-public information pertaining to the Company may not trade in the Company’s securities, advise anyone else to do so, or communicate the information to anyone else until such person knows that the information has been disseminated to the public. No director, officer, employee or consultant of the Company who is aware of material non-public information relating to the Company may, directly or through family members or other persons or entities, • buy or sell securities of the Company, other than pursuant to a trading plan that complies with Rule 10b5-1 promulgated by the Securities and Exchange Commission (the “SEC”); • engage in any other action to take personal advantage of that information; or • pass that information on to others outside the Company, including friends and family (a practice referred to as “tipping”). In addition, it is the policy of the Company that no officer, director, employee or consultant who, in the course of working for the Company, learns of material non-public information of another company with which the Company does business, such as a customer or supplier, may trade in that company’s securities until that information becomes public or is no longer material. II. All Employees, Officers, Directors and their Family Members and Affiliates Are Subject to this Policy This Policy applies to all directors, officers, employees and consultants of the Company and entities (such as trusts, limited partnerships and corporations) over which such individuals have or share voting or investment control. For the purposes of this Policy, officers, outside directors and consultants are included within the term “employee.” This Policy also applies to any other persons whom the Compliance Officer may designate because they have access to material non-public information concerning the Company, as well as any person who receives material non-public information from any Company insider. Employees, officers and directors are responsible for ensuring compliance by family members and members of their households and by entities over which they exercise voting or investment control.

2 III. Additional Restrictions A. Section 16 Insiders. The Company has designated certain persons as the directors and executive officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the underlying rules and regulations promulgated by the SEC. Each person so designated is referred to herein as a “Section 16 Insider.” The Company will amend such list of persons from time to time as necessary to reflect the addition and the resignation or departure of Section 16 Insiders. B. Insider Employees. Until determined otherwise, all other employees of the Company are to be considered as having access to material nonpublic information concerning the Company (“Insider Employees”). C. Additional Restrictions. Because Section 16 Insiders and Insider Employees are more likely than other employees to possess material non-public information about the Company, and in light of the reporting requirements to which Section 16 Insiders are subject under Section 16 of the Exchange Act, Section 16 Insiders and Insider Employees are subject to the additional restrictions set forth in Appendix I hereto. For purposes of this Policy, Section 16 Insiders and Insider Employees are each referred to as “Insiders.” IV. Insider Trading Compliance Officer The Company has designated the Chief Financial Officer as its Insider Trading Compliance Officer (the “Compliance Officer”). The duties of the Compliance Officer will include the following: 1. Administering this Policy and monitoring and enforcing compliance with all policy provisions and procedures. 2. Responding to all inquiries relating to this Policy and its procedures. 3. Designating and announcing special trading blackout periods during which no Insiders may trade in Company securities. 4. Providing copies of this Policy and other appropriate materials to all current and new directors, officers, employees and consultants, and such other persons as the Compliance Officer determines have access to material non-public information concerning the Company. 5. Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations; and assisting in the preparation and filing of all required SEC reports relating to trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G. 6. Selecting designated brokers through which Insiders are authorized to trade Company securities. 7. Reviewing and approving any 10b5-1 stock trading plans adopted by Insiders (and the General Counsel may perform such review and approval in the event the Compliance Officer is not available).

3 8. Revising this Policy as necessary to reflect changes in federal or state insider trading laws and regulations. 9. Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G. The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties. In fulfilling his or her duties under this Policy, the Compliance Officer shall be authorized to consult with the Company’s outside counsel. V. Applicability of This Policy to Transactions in Company Securities A. General Rule. This Policy applies to all transactions in the Company’s securities, including common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. For purposes of this Policy, the term “trade” includes any transaction in the Company’s securities, including gifts and pledges. B. Employee Benefit Plans Stock Option Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of stock options for cash, but do apply to all sales of securities acquired through the exercise of stock options. Thus, this Policy does apply to the “same-day sale” or cashless exercise of Company stock options. Employee Stock Purchase Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to employee stock purchase plans or employee benefit plans (e.g., a pension or 401(k) plan) that are used to purchase Company securities pursuant to the employee’s advance instructions. However, no officers or employees may alter their instructions regarding the level of withholding or the purchase of Company securities in such plans outside of a trading window or while in the possession of material non-public information. Any sale of securities acquired under such plans is subject to the prohibitions and restrictions of this Policy. VI. Definition of “Material Non-public Information” A. “Material”. Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material: • Financial performance, especially quarterly and year-end operating results, and significant changes in financial performance or liquidity. • Company projections and strategic plans.

4 • Potential mergers or acquisitions, the sale of Company assets or subsidiaries or major partnering agreements. • New major contracts, orders, suppliers, customers or finance sources or the loss thereof. • Major discoveries or significant changes or developments in products or product lines, research or technologies. • Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns. • Significant pricing changes. • Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts. • Significant changes in senior management or membership of the Board of Directors. • Significant labor disputes or negotiations. • Actual or threatened major litigation, or the resolution of such litigation. • Receipt or denial of regulatory approval for products. B. “Non-public”. Material information is “non-public” if it has not been widely disseminated to the general public through a report filed with the SEC or through major newswire services, national news services or financial news services. For the purpose of this Policy, information will be considered public after the close of trading on the second full trading day following the Company’s widespread public release of the information. C. Consult the Compliance Officer When in Doubt. Any employees who are unsure whether the information that they possess is material or non-public must consult the Compliance Officer for guidance before trading in any Company securities. VII. Employees May Not Disclose Material Non-public Information to Others or Make Recommendations Regarding Trading in Company Securities No employee may disclose material non-public information concerning the Company to any other person (including family members) where such information may be used by such person to his or her advantage in the trading of the securities of companies to which such information relates, a practice commonly known as “tipping.” No employee or related person may make recommendations or express opinions as to trading in the Company’s securities while in possession of material non-public information, except such person may advise others not to trade in the Company’s securities if doing so might violate the law or this policy. VIII. Employees May Not Participate in Chat Rooms Employees are prohibited from participating in chat room discussions or other Internet forums regarding the Company’s securities or business.

5 IX. Only Designated Company Spokespersons Are Authorized to Disclose Material Non-public Information The Company is required under the federal securities laws to avoid the selective disclosure of material non-public information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Employees may not, therefore, disclose material information to anyone outside the Company, including family members and friends, other than in accordance with those established procedures. Any inquiries from outsiders regarding material non-public information about the Company should be forwarded to the Compliance Officer or the Chief Executive Officer. X. Certain Types of Transactions Are Prohibited A. Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors from engaging in short sales. B. Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s stock, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”) C. Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero- cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as the Company’s other shareholders. Therefore, such transactions involving the Company’s securities are prohibited by this Policy. D. Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. XI. The Company May Suspend All Trading Activities by Employees In order to avoid any questions and to protect both employees and the Company from any potential liability, from time to time the Company may impose a “blackout” period during which some or all of the Company’s employees may not buy or sell the Company’s securities. The Compliance Officer will impose such a blackout period if, in his or her judgment, there exists non-public information that

6 would make trades by the Company’s employees (or certain of the Company’s employees) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws. XII. Violations of Insider Trading Laws or This Policy Can Result in Severe Consequences A. Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay civil penalties up to three times the profit made or loss avoided, face private action for damages, and be subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million. The Company and/or the supervisors of the person violating the rules may also be subject to major civil or criminal penalties. Also, the Company (and its executive officers and directors) could itself face penalties of the greater of $1 million or three (3) times the profit gained or loss avoided as a result of an employee’s violation or criminal penalties of up to $25 million for failing to take steps to prevent insider trading. B. Company Discipline. Violation of this Policy or federal or state insider trading laws by any director, officer or employee may subject the director to removal proceedings and the officer or employee to disciplinary action by the Company, including termination for cause. C. Reporting Violations. Any person who violates this Policy or any federal or state laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer or a member of the Audit Committee of the Company’s Board of Directors. Upon learning of any such violation, the Compliance Officer or Audit Committee, in consultation with the Company’s legal counsel, will determine whether the Company should release any material non-public information or whether the Company should report the violation to the SEC or other appropriate governmental authority. XIII. Every Individual Is Responsible Every employee and consultant has the individual responsibility to comply with this Policy against illegal insider trading. An employee or consultant may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material non-public information and even though the employee or consultant believes that he or she may suffer an economic loss or forego anticipated profit by waiting. XIV. This Policy Continues to Apply Following Termination of Employment The Policy continues to apply to transactions in the Company’s securities even after termination of employment. If an employee or consultant is in possession of material non-public information when his or her employment or engagement terminates, he or she may not trade in the Company’s securities until that information has become public or is no longer material. XV. The Compliance Officer Is Available to Answer Questions about this Policy Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Officer.

7 XVI. This Policy Is Subject to Revision The Company may change the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material change to this Policy. XVII. All Employees Must Acknowledge Their Agreement to Comply with This Policy This Policy will be delivered to all employees and consultants upon its adoption by the Company, and to all new employees and consultants at the start of their employment or relationship with the Company. Upon first receiving a copy of this Policy or any revised versions, each employee and consultant must sign an acknowledgment that he or she has received a copy and agrees to comply with this Policy’s terms. This acknowledgment and agreement will constitute consent for the Company to impose sanctions for violation of this Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy.

1 APPENDIX I Special Restrictions on Transactions in Company Securities by Executive Officers, Directors and Insider Employees I. Overview To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these special restrictions relating to transactions in Company securities by Insiders. As with the other provisions of this Policy, Insiders are responsible for ensuring compliance with this Appendix I, including restrictions on all trading during certain periods, by family members and members of their households and by entities over which they exercise voting or investment control. Insiders should provide each of these persons or entities with a copy of this Policy. II. Trading Window In addition to the restrictions that are applicable to all employees, any trade by an Insider that is subject to this Policy will be permitted only during an open “trading window.” The trading window generally opens following the close of trading on the second full trading day following the public issuance of the Company’s earnings release for the most recent fiscal quarter and closes at the close of trading on the last day of the month preceding the last month of a fiscal quarter (i.e., last day of August, November, February and May). In addition to the times when the trading window is scheduled to be closed, the Company may impose a special blackout period at its discretion due to the existence of material non-public information, such as a pending acquisition, that is likely to be widely known among Insiders. Following termination of employment or other service, Insiders will be subject to the trading window, as well as any special blackout period in effect at the time of termination, for one full fiscal quarter thereafter. Even when the window is open, Insiders and other Company personnel are prohibited from trading in the Company’s securities while in possession of material non-public information. The Compliance Officer will advise Insiders when the trading window opens and closes. III. Hardship Exemptions The Compliance Officer may, on a case by case basis, authorize a transaction in the Company’s securities outside of the trading window (but in no event during a special blackout period) due to financial or other hardship. Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship. (The request may be made as part of a pre-clearance request, so long as it is in writing.) The Insider requesting the hardship exemption must also certify to the Compliance Officer within two business days prior to the date of the proposed trade that he or she is not in possession of material non-public information concerning the Company. The existence of the foregoing procedure does not in any way obligate the Compliance Officer to approve any hardship exemption requested by an Insider. IV. Individual Account Plan Blackout Periods Certain trading restrictions apply during a blackout period applicable to any Company individual account plan in which participants may hold Company stock (such as the Company’s 401(k) Plan). For the purpose of such restrictions, a “blackout period” is a period in which the plan participants are temporarily restricted from making trades in Company stock. During any blackout period, directors and executive officers are prohibited from trading in shares of the Company’s stock that were acquired in

2 connection with such director's or officer's service or employment with the Company. Such trading restriction is required by law, and no hardship exemptions are available. The Company will notify directors and executive officers in the event of any blackout period. V. Pre-Clearance of Trades As part of this Policy, all purchases and sales of equity securities of the Company by Section 16 Insiders, other than transactions that are not subject to the Policy or transactions pursuant to a Rule 10b5-1 trading plan previously approved by the Compliance Officer, must be pre-cleared by the Compliance Officer or, in his or her absence, the General Counsel. The intent of this requirement is to prevent inadvertent violations of the Policy, avoid trades involving the appearance of improper insider trading, facilitate timely Form 4 reporting and avoid transactions that are subject to disgorgement under Section 16(b) of the Exchange Act. Requests for pre-clearance must be submitted in writing to the Compliance Officer at least two business days in advance of each proposed transaction. If the Insider leaves a voicemail message or submits the request by email and does not receive a response from the Compliance Officer within 24 hours, the Insider will be responsible for contacting the Compliance Officer to ensure that the message was received. A request for pre-clearance should provide the following information: • The nature of the proposed transaction and the expected date of the transaction. • Number of shares involved. • If the transaction involves a stock option exercise, the specific option to be exercised. • Contact information for the broker who will execute the transaction. Once the proposed transaction is pre-cleared, the Insider may proceed with it on the approved terms, provided that he or she complies with all other securities law requirements, such as Rule 144 and prohibitions regarding trading on the basis of inside information, and with any special trading blackout imposed by the Company prior to the completion of the trade. The Section 16 Insider and his or her broker will be responsible for immediately reporting the results of the transaction as further described below. In addition, pre-clearance by the Compliance Officer (or General Counsel in his/her absence) is required for the establishment of a Rule 10b5-1 trading plan. However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan that (a) specifies or establishes a formula for determining the dates, prices and amounts of planned trades, and (b) also complies with the other requirements of Rule 10b5-1 (including, but not limited to, “cooling-off” period, limitations on the number of Rule 10b5-1 trading plans a person may have, limitations on single trade arrangements, and written representation requirement in the Rule 10b5-1 trading plan for directors and officers). The results of transactions effected under a trading plan must be reported immediately to the Company since they will be reportable on Form 4 within two business days following the execution of the trade, subject to an extension of not more than two additional business days where the Section 16 Insider is not immediately aware of the execution of the trade. Any such person entering into a Rule 10b5-1 trading plan also understands and acknowledges that the Company will also make any other required disclosures with respect to Rule 10b5-1 trading plans, amendments thereto, and transactions thereunder, under applicable laws, rules, and regulations.

3 Any transactions by the Compliance Officer shall be subject to pre-clearance by the Chief Executive Officer. VI. Designated Brokers Each market transaction in the Company’s stock by a Section 16 Insider, or any person whose trades must be reported by that Insider on Form 4 (such as a member of the Insider’s immediate family who lives in the Insider’s household), must be executed by a broker designated by the Company unless the Insider has received authorization from the Compliance Officer to use a different broker. A Section 16 Insider and any broker that handles the Section 16 Insider’s transactions in the Company’s stock will be required to enter into an agreement whereby: • The Insider authorizes the broker to immediately report directly to the Company the details of all transactions in Company equity securities executed by the broker in the Insider’s account and the accounts of all others designated by the Insider whose transactions may be attributed to the Insider. • The broker agrees not to execute any transaction for the Insider or any of the foregoing designated persons (other than under a pre-approved Rule 10b5-1 trading plan) until the broker has verified with the Company that the transaction has been pre-cleared. • The broker agrees to immediately report the transaction details (including transactions under Rule 10b5-1 trading plans) directly to the Company and to the Insider by telephone and in writing (by fax or email). Should a Section 16 Insider wish to use a broker other than one of the Company’s designated brokers, the Section 16 Insider should submit a request to use that broker to the Compliance Officer. VII. Reporting of Transactions To facilitate timely reporting under Section 16 of the Exchange Act of Insider transactions in Company stock, Section 16 Insiders are required to (a) report the details of each transaction immediately after it is executed and (b) arrange with persons whose trades must be reported by the Insider under Section 16 (such as immediate family members living in the Insider’s household) to immediately report directly to the Company and to the Insider the details of any transactions they have made in the Company’s stock. Transaction details to be reported include: • Transaction date (trade date). • Number of shares involved. • Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees). • If the transaction was a stock option exercise, the specific option exercised. • Contact information for the broker who executed the transaction.

4 The transaction details must be reported to the Compliance Officer, with copies to the Company personnel who will assist the Section 16 Insider in preparing his or her Form 4 or Form 5. Gifts of Company securities must also be reported to the SEC within a two-business day period after the date of the gift transaction. VIII. Nominating and Corporate Governance Committee The Nominating and Corporate Governance Committee (the “Committee”) will be responsible for monitoring and recommending any modification to the Insider Trader Policy, if necessary or advisable, to the Board of Directors. IX. Persons Subject to Section 16 Most purchases and sales of Company securities by its directors, executive officers and greater- than-10% stockholders are subject to Section 16 of the Exchange Act. The Committee will review, at least annually, those individuals who are deemed to be executive officers for purposes of Section 16 and will recommend any changes regarding such status to the Board of Directors. An executive officer is generally defined as the president, principal financial officer, principal accounting officer or controller, any vice president in charge of a principal business unit, division or function or any other officer or person who performs a policy-making function. X. Form 4 Reporting Under Section 16, most trades by Insiders are subject to reporting on Form 4 within two business days following the trade date (which in the case of an open market trade is the date when the broker places the buy or sell order, not the date when the trade is settled). To facilitate timely reporting, all transactions that are subject to Section 16 must be reported to the Company on the same day as the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 plan, on the day the Insider is advised of the terms of the transaction. XI. Named Employees Considered Insiders The Committee will review, at least annually, those individuals deemed to be “Insiders” for purposes of this Appendix I. Insiders shall include persons subject to Section 16 and such other persons as the Committee deems to be Insiders. Generally, Insiders shall be any person who by function of their employment is consistently in possession of material non-public information or performs an operational role, such as head of a division or business unit, that is material to the Company as a whole. XII. Special Guidelines for 10b5-1 Trading Plans An Insider will not be deemed to have violated this Policy if he or she effects a transaction that meets all of the enumerated criteria below. A. The transaction must be made pursuant to a documented plan (the “Plan”) entered into in good faith that complies with all provisions of Rule 10b5-1 (the “Rule”), including, without limitation: 1. Each Plan must: a. specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or

5 b. include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold. c. require a minimum “cooling-off period” between the date a Plan is adopted or modified and when trading under the Plan commences. (1) With respect to directors and officers, the applicable “cooling-off period” is the later of (i) 90 days after the adoption or modification of the Plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the Plan was adopted or modified. In any event, the required “cooling-off period” is not to exceed 120 days following adoption or modification of the Plan. (2) With respect to persons other than directors or officers, the applicable “cooling-off period” is 30 days after the adoption or modification of the trading plan. 2. Such Plan must also prohibit the Insider and any other person who possesses material non-public information from exercising any subsequent influence over how, when, or whether to effect purchases or sales. 3. When adopting a new or modified Plan, a director or officer will be required to include in the Plan written representations certifying that he or she (i) is not aware of material nonpublic information about the Company or its securities and (ii) is adopting or modifying the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Rule 10b-5. 4. Unless otherwise approved by the Compliance Officer (or General Counsel in his/her absence), which approval shall be given only in compliance with the Rule, there is generally a prohibition on the Insider from having multiple Plans with overlapping trading dates, including having more than one Plan for open market purchases or sales of the Company’s securities. 5. In any 12-month period, the Insider is limited to one “single-trade plan,” which is a Plan designed to effect the open market purchase or sale of the total amount of the securities subject to the Plan as a single transaction. B. In addition to entering into the Plan in good faith, the Insider must act in good faith with respect to Plan, thus extending the good faith requirement throughout the duration of the Plan. C. The Insider understands and acknowledges that the Company will also make any other required disclosures with respect to Rule 10b5-1 trading plans, amendments thereto, and transactions thereunder, under applicable laws, rules, and regulations D. Each Plan must be approved prior to the effective time of any transactions under such Plan by the Compliance Officer (or General Counsel in his/her absence). The Compliance Officer (or General Counsel in his/her absence) reserves the right to withhold approval of any Plan that he or she determines, in his or her sole discretion acting in good faith: 1. fails to comply with the Rule; 2. exposes the Company or the Insider to liability under any other applicable state or federal rule, regulation or law;

6 3. creates any appearance of impropriety; 4. fails to meet the guidelines established by the Company; or 5. otherwise fails to satisfy review by the Compliance Officer (or General Counsel, as the case may be) for any reason, such failure to be determined in the sole discretion of the Compliance Officer (or General Counsel, as the case may be) acting in good faith. E. Any modifications to the Plan or deviations from the Plan without prior approval of the Compliance Officer (or General Counsel, as the case may be) will result in a failure to comply with this Policy. Any such modifications or deviations are subject to the approval of the Compliance Officer (or General Counsel, as the case may be) in accordance with Section D above. In general, modifications and early terminations of Plans are discouraged and should be avoided except in unusual circumstances because they can create the perception that the person is manipulating the Plan and potentially call into question whether the good faith requirement was met. F. A person who modifies or terminates a Plan prior to its stated duration may not trade in the Company’s securities (under a modified Plan or newly adopted Plan) until after the completion of the applicable “cooling off” period, measured from the date of modification or termination of the Plan. If a person has pre-cleared a new Plan (the “Second Plan”) intended to succeed an earlier pre-cleared Plan (the “First Plan”), and intends to terminate the First Plan, the person must observe another applicable “cooling-off” period, measured from the date of termination of the First Plan, before trades may begin under the Second Plan. G. Each Plan must be established at a time when the trading window is open and the Insider is not otherwise in possession of material non-public information. H. Each Plan must provide appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144, Rule 701 and Section 16(b), applicable to securities transactions under the Plan by the Insider. I. Each Plan must provide for the suspension of all transactions under such Plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events. J. None of the Company, the Compliance Officer (or General Counsel, as the case may be) nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their approval of an Insider’s Plan, to have represented that any Plan complies with the Rule or to have assumed any liability or responsibility to the Insider or any other party if such Plan fails to comply with the Rule.

SUPER MICRO COMPUTER, INC. Re: Insider Trading Policy Ladies and Gentlemen: Enclosed is a copy of the Insider Trading Policy of Super Micro Computer, Inc. (the “Company”). PLEASE READ IT VERY CAREFULLY. As it indicates, the consequences of insider trading can be drastic to both you and the Company. To show that you have read the policy and agree to be bound by it, please sign and return the attached copy of this letter to the Company’s Chief Financial Officer as soon as possible. CERTIFICATION The undersigned certifies that he or she has read, understands and agrees to comply with the Insider Trading Policy of Super Micro Computer, Inc. (the “Company”). The undersigned agrees that the undersigned will be subject to sanctions, including, as to employees of the Company, termination of employment, that may be imposed by the Company, in its discretion, for violation of the Company’s policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities by the undersigned in a transaction that the Company considers to be in contravention of its policy. Employee or Consultant: Signature Printed Name Date